Exhibit 10.3

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”) dated as of the 29th day of April, 2013 is between 175 PARK AVENUE, LLC, a New Jersey limited liability company (“Landlord”), and REALOGY OPERATIONS LLC, a Delaware limited liability company (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement dated November 23, 2011 (the “Lease”) whereby Landlord leased to Tenant, and Tenant let and hired from Landlord, certain premises located at 175 Park Avenue, Madison, New Jersey, as more particularly set forth in the Lease;

WHEREAS, capitalized terms used herein, but not otherwise defined herein, shall have the meaning ascribed to such terms in the Lease;

WHEREAS, the Commencement Date occurred on January 1, 2013;

WHEREAS, Landlord and Tenant desire to memorialize their agreement regarding the payment of certain costs occurring after the Commencement Date and to amend the Lease in certain other respects, in each case, as more particularly set forth herein.

NOW, THEREFORE, for and in consideration of the covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Landlord and Tenant hereby agree as follows:

1.    Commencement Date. (a) Landlord and Tenant acknowledge and agree that the Commencement Date occurred on January 1, 2013. Concurrently with Tenant's execution of this Amendment, Tenant shall pay to Landlord $558,798.72 on account of the Amortization Rent, Taxes and Landlord's Operating Expenses due for the period commencing on January 1, 2013 and ending on April 30, 2013.

2.    Finish Work Allowance. Landlord and Tenant have agreed to increase the Finish Work Allowance by $200,000.00. Accordingly, Section 6(a) of Schedule C of the Lease is hereby amended by (a) deleting “$27,700,000.00” from the terms thereof and inserting “$27,900,000.00” in lieu thereof and (b) deleting “$17,700,000.00” from the terms thereof and inserting “$17,900,000.00” in lieu thereof.

3.    Amenities Area Costs. Landlord and Tenant agree that, in lieu of the procedure set forth in Section 6(b)(ii) of Schedule C of the Lease, all Amenities Area Costs shall be applied against the Finish Work Allowance (as same is increased by this Amendment) and/or Amortized Allowance or, if such allowances are fully exhausted, shall be deemed to be Excess Finish Costs. Accordingly, Section 6(b)(ii) of Schedule C of the Lease is hereby deleted in its entirety. For the avoidance of doubt, the Amenities Area Costs shall be applied against the Finish Work Allowance (as same is increased by this Amendment) and/or Amortized Allowance or, if such allowances are fully exhausted, shall be deemed to be Excess Finish Costs, as set forth in Sections 6(a) and 6(b)(i) of Schedule C of the Lease in the same manner as are all other costs of performing the Finish Work.

4.    Pay for Performance Grants. (a) Subject to the terms of this Section 4, Landlord shall pursue a monetary grant from the New Jersey Board of Public Utilities (the “BPU”) under the BPU's “Pay for Performance” program (the “Pay for Performance Grants”). Tenant shall reasonably cooperate with Landlord in connection with Landlord pursuit of the Pay for Performance Grants, including, without limitation, providing Landlord with copies of utility bills and invoices requested by Landlord.

(b)    In connection with Landlord's pursuit of the Pay for Performance Grants, Landlord shall have no obligation to (i) encumber the Premises in any manner whatsoever, (ii) modify or amend the Final Building and Site Plan or the Working Plans, (iii) modify or amend Landlord's contract with General Contractor for the performance of the Base Building/Site Work and Finish Work, or (iv) incur any liability, cost or obligation other than normal administrative costs in applying for, and pursuing, the Pay for Performance Grants. Tenant acknowledges that Landlord shall only be obligated to pursue those Pay for Performance Grants, if any, that may be available with respect to the existing Final Building and Site Plan and Working Plans and that Landlord shall have no obligation to modify, supplement or revise such plans to become eligible for Pay for Performance Grants or to maximize any payment of Pay for Performance Grants.

(c)    Within thirty (30) days after receipt of any Pay for Performance Grants, Landlord shall pay to Tenant the Net Grant Award. As used herein, “Net Grant Award” means the Pay for Performance Grants received by Landlord less any out of pocket costs and expenses incurred by Landlord in applying for, and pursuing, such grants and less any local, state or federal taxes that are (or will be) owed by Landlord with respect to the receipt of the applicable Pay for Performance Grant, in each case, as reasonably determined by Landlord. If Landlord's application for the Pay for Performance Grants is denied by the BPU (or such other applicable governmental authority or agency that administers the program) or if Landlord's application for any Pay for Performance Grants does not satisfy the requirements to be eligible for Pay for Performance Grants, Landlord shall have no further obligation to continue to pursue the Pay for Performance Grants and shall have no obligation to appeal the denial or ineligibility of its application. If Landlord's application is denied or is ineligible for Pay for Performance Grants, Tenant shall reimburse Landlord for the out of pocket costs and expenses incurred by Landlord in applying for, and pursuing, the Pay for Performance Grants within thirty (30) days after request from Landlord, which request shall include a statement of the costs for which reimbursement is sought and reasonable evidence of such costs, including copies of applicable invoices, if available.

(d)    Landlord makes no representations or warranties to Tenant regarding Landlord's ability to obtain all or any Pay for Performance Grants. Landlord's sole obligation under this Section 4 is to pursue the Pay for Performance Grants in good faith, subject to the terms hereof. Landlord shall have no liability to Tenant if Landlord is unable to obtain all or any Pay for Performance Grants that may be available with respect to the Final Building and Site

Plan and Working Plans and/or the construction of the Base Building/Site Work and Finish Work.

5.    Broker. Landlord and Tenant each represents and warrants to the other that it has had no dealing, negotiations or consultations with respect to the Premises with any broker or finder in connection with this First Amendment. Each shall indemnify and hold the other harmless from and against any and all liability and claims of brokers or finders claiming through the indemnifying party that relate to or arise from this Amendment, including, but not limited to, reasonable attorneys' fees and court costs. The provisions of this Section 8 shall survive the expiration or sooner termination of the Lease.

6.    Miscellaneous. Except as expressly amended and modified hereby, the Lease shall otherwise remain in full force and effect, the parties hereto hereby ratifying and confirming the same. This Amendment, together with the Lease, is the complete understanding between the parties and supersedes all other prior agreements and representations concerning its subject matter. This Amendment may be executed in any number of counterparts each of which together shall constitute an original. To the extent of any inconsistency between the Lease and this Amendment, the terms of this Amendment shall control.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

WITNESS:	Landlord: 175 PARK AVENUE, LLC By: Hampshire Partners Fund VIII, L.P., Its Sole Member By: Hampshire Partners VIII, LLC, Its General Partner
_____________________________________	By: /s/ MARK S. ROSEN____________ Mark S. Rosen Senior Vice President
WITNESS:	Tenant: REALOGY OPERATIONS LLC
_____________________________________	By: /s/ THOMAS F. MCGOVERN________ Thomas F. McGovern Vice President